                                                                    EXHIBIT 99.1

                         THE IMMUNE RESPONSE CORPORATION

                             401(K) STOCK MATCH PLAN

                                  (AS AMENDED)

                         THE IMMUNE RESPONSE CORPORATION

                             401(K) STOCK MATCH PLAN

                             -----------------------

                             EFFECTIVE JUNE 15, 2004

                        AS AMENDED THROUGH JUNE 14, 2005

                               PURPOSE OF THE PLAN

            This 401(k) Stock Match Plan is intended to promote the interests of The Immune Response Corporation, a Delaware corporation, by providing eligible persons in the Corporation Family's employ with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation by providing a source of shares from which the Corporation can match such persons' voluntary contributions to their accounts under the Corporation's 401(k) Plan(s) in accordance with the terms and conditions of such 401(k) Plan(s).

            Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

      I.    STRUCTURE OF THE PLAN

            Under the Plan, the Corporation shall issue from the Plan a calculated number of fully-vested shares of Common Stock, valuing the shares for the purpose of such calculation at 100% of such shares' Fair Market Value, directly to the accounts of 401(k) Plan participants, to satisfy any obligations under the terms of the 401(k) Plan(s) for the Corporation to match (at any defined matching percentage level) such participants' voluntary contributions under the 401(k) Plan(s) in accordance with the terms and conditions of such 401(k) Plan(s). Such shares shall be issued without the requirement for the 401(k) Plan participants, or their 401(k) Plan accounts, to pay anything to the Corporation or to this Plan in respect of such Corporation matching contribution.

      II.   ADMINISTRATION OF THE PLAN

            A. The Plan shall be administered by the Board.

            B. The Board shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any stock issuances thereunder as it may deem necessary or advisable; provided, however, that the Plan shall be administered on a nondiscriminatory basis as among all participants in each respective 401(k) Plan. Decisions of the Board shall be final and binding on all parties who have an interest in the Plan, a 401(k) Plan or any stock issuance hereunder.

      III.  ELIGIBILITY

            The persons eligible to receive beneficial ownership in stock (i.e., through their 401(k) accounts) by virtue of the issuance of stock under the Plan to 401(k) accounts shall be limited solely to Employees of the Corporation Family participating in a 401(k) Plan.

      IV.   STOCK SUBJECT TO THE PLAN

            A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 860,000 shares.

            B. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to the maximum number and/or class of securities issuable under the Plan. The adjustments determined by the Plan Administrator shall be final, binding and conclusive. In no event shall any such adjustments be made in connection with the conversion of one or more outstanding shares of the Corporation's preferred stock into shares of Common Stock.

      V.    EFFECTIVE DATE AND TERM OF PLAN

            A. The Plan shall become effective on June 15, 2004, when adopted by the Board.

            B. The Plan shall terminate upon the earlier of (i) June 14, 2014, or (ii) termination of the Plan by the Board.

      VI.   AMENDMENT OF THE PLAN

            The Board shall have complete and exclusive power and authority to amend, modify or terminate the Plan in any or all respects. However, no such amendment, modification or termination shall adversely affect the rights and obligations with respect to stock issuances previously made under the Plan.

      VII.  REGULATORY APPROVALS

            The implementation of the Plan, and the issuance of any shares of Common Stock under the Plan, shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan and the shares of Common Stock issued pursuant to it.

      VIII. NO EMPLOYMENT OR SERVICE RIGHTS

            Nothing in the Plan shall confer upon anyone any right to continue in Employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing such person) or of the individual, which rights are hereby expressly reserved by each, to terminate such person's Employment at any time for any reason, with or without cause.

                                    APPENDIX

            The following definitions shall be in effect under the Plan:

            A. BOARD shall mean the Corporation's Board of Directors.

            B. CODE shall mean the Internal Revenue Code of 1986, as amended.

            C. COMMON STOCK shall mean the Corporation's common stock.

            D. CORPORATION shall mean The Immune Response Corporation, a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of The Immune Response Corporation which shall by appropriate action adopt the Plan.

            E. CORPORATION FAMILY shall mean the Corporation, together with each Parent and Subsidiary.

            F. EMPLOYEE shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

            G. EMPLOYMENT shall mean the provision of services to the Corporation Family by a person in the capacity of an Employee.

            H. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                        (i) If the Common Stock is at the time listed on the Nasdaq Stock Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq Stock Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                        (ii) If the Common Stock is at the time listed on any US stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Board to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                        (iii) If the Common Stock is at the time neither listed on any US stock exchange or the Nasdaq Stock Market, then the Fair Market Value shall be determined by the Board after taking into account such factors as the Board shall deem appropriate.

            I. 401(k) PLAN(s) shall mean each Code Section 401(k) retirement savings plan sponsored by the Corporation and qualified under Section 401(a) of the Code, as each such retirement savings plan may be established and/or amended from time to time.

            J. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

            K. PLAN shall mean the Corporation's 401(k) Stock Match Plan, as set forth in this document.

            L. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                                      A-2